EXHIBIT

                              PERFORMANCE STANDARDS

       Pursuant to Section Four of this Agreement, SEI has agreed to perform the services described in this Agreement in accordance with the standards for such performance (the "Performance Standards") set forth in this Exhibit.

       Huntington agrees to use all commercially reasonable efforts to assist SEI in performing its services in accordance with the Performance Standards. Huntington further agrees to implement an automated trade ticket transmission ("TradeNet") and automated daily custody security position reconciliation ("Automated Reconciliation Review") with SEI's fund accounting systems to facilitate the timely and accurate calculation of Fund net asset values.

       For each function set forth below (each a "Function"), beginning on February 1, 2000, SEI shall measure on a monthly basis the timeliness and/or accuracy, as applicable, of its actual performance versus the minimum percentage of timely and/or accurate items required to be performed as specified below. For purposes of this Exhibit and the Agreement to which it relates, such actual performance reported to Huntington by SEI is referred to as a "Performance Level." The applicable minimum required percentage of timely and/or accurate items required by the Performance Standards measured as described below is the "Required Performance Level."

       SEI shall calculate and report to Huntington on a monthly basis, beginning on March 1, 2000, its Performance Level with respect to each Performance Standard for the previous month and for the most recent six-month period. SEI's monthly reports to Huntington shall be in a form mutually agreed upon by the parties. All Performance Level calculations for any month shall be final and binding unless challenged by Huntington within 30 days of receipt by Huntington. Huntington shall have the right on reasonable notice to SEI to have the calculation and reporting of SEI's Performance Levels audited not more than two times per year, at Huntington's expense, by independent accountants selected by Huntington.

                              PERFORMANCE STANDARDS

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                                                                               REQUIRED
                                                                               PERFORMANCE LEVEL
          FUNCTION
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
1.        Accurately calculate net asset values (NAVs) for all non-money        98%
          market Funds
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2.        Each month, achieve an abandon call rate of 4% or less, counting     100%
          only days on which the Funds operate under normal market conditions.
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          Each month, answer telephone calls to the 800 number for the Funds   100%
3.        with an average speed to answer of 25 seconds or less, counting only days on which the Funds operate under under normal market conditions.
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4.        Each month, record description of each call answered by the           95%
          investor/broker/dealer reps and report summary to Huntington of calls by coded category.
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5.        Each month, monitor at least one call per week per rep.              100%
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6.        Complete quarterly review of budget and accrual adjustments and      100%
          report to Huntington by the 45th calendar day following each quarter end.
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7.        Coordinate printing and mailing of annual and semiannual reports     100%
          and prospectuses by applicable SEC deadlines.
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8.        Report NAVs for non-money market funds to NASDAQ by applicable        98%
          cut-off time each day.
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9.        Report NAVs for non-money market funds to the transfer agent by       98%
          applicable cut-off time each day.
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

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                   PERFORMANCE STANDARD GENERAL QUALIFICATIONS

       In the event SEI has to enact its business interruption contingency plan, monitoring of the Performance Standards will be waived until SEI resumes its normal operations. Without limiting the conditions for fulfilling any specific Performance Standard, failure to achieve a Performance Level caused by the action or inaction of, or incomplete or inaccurate information provided by, any third party, or as a result of electricity, telecommunications or other public utility failures or shutdowns, or other shutdowns attributable to force majeure beyond SEI's control, will not be treated as failures for purposes of this Agreement.


BROKER/DEALER SERVICES

       The term "normal market conditions" shall mean trading activity for the Dow Industrial Average shall not exceed a 4% increase or decrease intra-day or within a one or two day period, or there are no unusual and unpredictable events causing a large inflow of calls.

       The term "abandoned call" shall mean a call that is abandoned after the first 30 seconds of a customer-initiated prompt to speak with a phone representative.

       The term "speed to answer" shall mean the amount of time after the automated initial greeting has ended and the customer has initiated the prompt to speak with a phone representative.

       Coded categories summarize the description of each call answered by the investor services and broker-dealer reps. These categories include Troubleshooting, Request for Dealer Agreements, Account Servicing, How to, Performance, General information, etc.

NAV CALCULATIONS AND REPORTING

       An inaccurate calculation of the NAV is defined as $.01 per share or more difference from the originally stated NAV and such inaccuracy is considered one event and will only be counted on the day it first occurred, unless the source of the inaccuracy changes during the relevant period.

       An NAV error occurs at the Fund level and not the class level. An NAV error that occurs at the Fund level and is propagated to the class level because of share allocations only counts as one NAV error. If the NAV error occurs in a share class and was not caused by a Fund level error that was propagated to the share class because of share allocations, it will be counted as one NAV error.

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NASDAQ AND TRANSFER AGENT DELIVERY

       It is SEI's internal policy not to deliver an NAV to NASDAQ if the accuracy of the NAV is in question at the time it is necessary to transmit NAVs to NASDAQ. If SEI is not certain the NAV is correct, we will either "withhold" the NAV from NASDAQ or "withdraw" an NAV previously submitted. In either event, SEI shall not be deemed to have failed to report to NASDAQ by the applicable cut-off time.
       Timely delivery is also dependent upon the system feeds of the transfer agent or NASDAQ being in operation at or near critical times, as well as, the external systems SEI uses to calculate net asset values, such as, communication lines and accounting systems. Therefore, untimely delivery as a result of failure by pricing vendors and/or brokers to provide prices to SEI at least 70 minutes prior to the applicable cut-off time will not be treated as untimely reporting for purposes of this Agreement.

                        MEASUREMENT OF PERFORMANCE LEVELS

       The Performance Standard associated with Function 1, accurate calculation of NAVs, will be measured by dividing the total number of correctly calculated NAVs by the total number of NAVs calculated in the period.

       EXAMPLE: Assuming 22 business days and 9 non-money market funds in existence in Month 1, there should be 198 NAV calculations in Month 1. If there are 2 NAV errors in Month 1, the Performance Level for the month is 98.9% (196/198). If the next five months have a total of 1,125 NAV calculations with 1 NAV error, the six-month Performance Level is 99.8% (1,320/1,323).

       The Performance Standards associated with Functions 2-9 will be measured based on a combined result of the Performance Levels for each Function, using a binary code system. If the Required Performance Level for a given Function is met for the month, then it will be assigned a "1". If the Required Performance Level for a given Function is not met for the month, then it will be assigned a "0". After all Performance Levels for Functions 2-9 have been measured (using the same method for Function 1), the values assigned for these Functions under the binary code system are summed, and then divided by the total number of Functions 2-9 performed in the period.

       EXAMPLE: In any given month, Functions 2-5, relating to broker/dealer services, Function 8, relating to NASDAQ reporting, and Function 9, relating to transfer agent reporting, will be performed. Assume in Month 1, Function 6, budget and accrual reporting, is also performed. Also assume 22 business days in Month 1, for a total of 49 Functions in Month 1 (Function 2+Function 3+Function 4+Function 5+ Function 6+22 Function 8s+22 Function 9s). If the abandon call rate for Month 1 is 4.5%, and on one day NAVs are reported late to NASDAQ, but all other Required Performance Levels are met with respect to the other Functions performed in the month, combined Performance Level is 95.9% (47/49). If the Required Performance Levels for the next five months are achieved for all Functions performed in that period (assume an additional 250 Functions), the six-month Performance Level is 99.3% (297/299).

       On an ongoing basis, in addition to being measured on a monthly basis, both SEI's Performance Level for Function 1 and its combined Performance Level for Functions 2-9 will be measured on a rolling six-month period basis. If a six-month Performance Level for Function 1 is less than 98% (95% until Huntington implements TradeNet and Automated Reconcilation Review with SEI), or a six-month combined Performance Level for Functions 2-9 is less than 90%, then SEI will pay to the Funds a penalty of $30,000 in each month during which the Performance Level for the most recent six-month period falls below the designated percentage. In addition, in the event that the six-month Performance Level for Function 1 is less than 90%, or the six-month combined Performance Level for Functions 2-9 is less than 75%, Huntington shall have the right to terminate this Agreement without notice or penalty. Notwithstanding the foregoing, in the event that Huntington deems SEI to be in material breach of this Agreement, Huntington may terminate the Agreement if SEI fails to remedy such breach within 45 days after receipt of notice from Huntington of its intent to terminate.